Exhibit (d)(2)(B)

JOHN HANCOCK FUNDS II

AMENDMENT TO SUBADVISORY AGREEMENT

John Hancock Asset Management a division of Manulife Asset Management (North America) Limited

AMENDMENT made as of this 23rd day of March, 2017 to the Subadvisory Agreement dated January 1, 2014, as amended (the “Agreement”), between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and John Hancock Asset Management a division of Manulife Asset Management (North America) Limited, a Canadian corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement, relating to the compensation of the Subadviser is hereby amended and restated to add Retirement Income 2040 Fund.

2.	EFFECTIVE DATE

This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II (the “Trust”) and (ii) execution of the Amendment.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Name:	Leo Zerilli
Title:	Senior Vice President and Chief Investment Officer

JOHN HANCOCK ASSET MANAGEMENT A DIVISION OF MANULIFE ASSET MANAGEMENT (NORTH AMERICA) LIMITED

By:	/s/ Claude Turcot
Name:	CLAUDE TURCOT
Title:	SR. MANAGING DIRECTOR & SR. PORTFOLIO MGR.

By:	/s/ Karen Shaw
Name:	KAREN SHAW
Title:	ASSOCIATE GENERAL COUNSEL & ASSISTANT SECRETARY

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

Portfolio	All Asset Levels of Aggregate Net Assets*

Alternative Asset Allocation Fund

Multimanager Lifetime Portfolios (f/k/a Retirement Living Portfolios)

Multimanager Lifestyle Portfolios (f/k/a Lifestyle Portfolios)

Multi-Index Preservation Portfolios (f/k/a Retirement Choices Portfolios)

Multi-Index Lifetime Portfolios (f/k/a Retirement Living II Portfolios)

Multi-Index Lifestyle Portfolios (f/k/a Lifestyle II Portfolios)

%
Retirement Income 2040 Fund	%

*The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust. It also includes the net assets of one or more other portfolios of the Trust or other trusts as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)	Other Portfolio(s)
Alternative Asset Allocation Fund	N/A
Multimanager Lifetime Portfolios	N/A
Multimanager Lifestyle Portfolios	N/A
Multi-Index Preservation Portfolios	N/A
Multi-Index Lifetime Portfolios	N/A
Multi-Index Lifestyle Portfolios	N/A
Retirement Income 2040 Fund	N/A

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the quotient of (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.